Exhbit 1

                             SUBSCRIPTION AGREEMENT
                                  BY AND AMONG
                                 WCC ASSOCIATES,
                               KM HALAWA PARTNERS
                                       AND
                      CHELSEA GCA REALTY PARTNERSHIP, L.P.

                           DATED: AS OF MARCH 31, 1997


                             SUBSCRIPTION AGREEMENT

          AGREEMENT dated as of March 31, 1997, by and among WCC Associates, a Hawaii limited partnership ("WCC"), KM Halawa Partners, a Hawaii limited partnership ("Halawa") (WCC and Halawa are collectively referred to herein as the "Partnerships"), and Chelsea GCA Realty Partnership, L.P., a Delaware limited partnership ("Chelsea").

                              W I T N E S S E T H:

          WHEREAS, WCC is presently the owner of the Property (as herein defined) commonly known as Waikele Outlet Stores;

          WHEREAS, WCC has entered into an agreement with its partners which provides for the conveyance of the Property to Halawa, one of its partners, in redemption of Halawa's partnership interest in WCC;

          WHEREAS, following such redemption, Halawa, in turn, desires to subscribe for and acquire Chelsea's Special Units (as herein defined) and to become a limited partner in Chelsea in exchange for its contribution of the Property to Chelsea upon the terms and conditions set forth in this Agreement; and

          WHEREAS, WCC wishes to accommodate Halawa's desires and is willing to enter into this Agreement to enable Chelsea to conduct its due diligence inspection of the Property, to set forth the representations and warranties concerning the Property upon which Chelsea will rely and to establish terms and conditions under which Halawa will ultimately convey the Property to Chelsea.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration set forth herein, the parties hereto agree as follows:

          SECTION 1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

          "Actions" mean any claims, actions, suits, proceedings or investigations, whether at law, in equity or in admiralty or before any court, arbitrator, arbitration panel or Governmental Authority.

          "Affiliate" of a party means any Person which, directly or indirectly, controls, is controlled by or is under common control with such party.

          "Amended Limited Partnership Agreement" means the Agreement of Limited Partnership of Chelsea as amended pursuant to the provisions of Section 8.8 hereof.

          "Assets" means the Property and all the assets, properties, rights and business related thereto of every kind and description, wherever located, including, without limitation, all property, tangible or intangible, real, personal or mixed, and whether or not reflected on the Balance Sheet.

          "Balance Sheet" means the balance sheet of the Property at December 31, 1996 referred to in Section 6.3 hereof.

          "Built-in-Gain Amount" means with respect to the Building the difference between the initial Gross Asset Value (as such term is defined in Section 1.1 of Chelsea's Amended Limited Partnership Agreement) and the tax basis as set forth on SCHEDULE 3.1 hereto or on a similar schedule attached to the Amended Limited Partnership Agreement.

          "Business" means the factory outlet store business conducted at the Property, including the kiosk program at the Property.

          "Capital Account" has the meaning ascribed in the Amended Limited Partnership Agreement.

          "Closing" means the closing of the transactions contemplated hereby, which shall take place at the offices of Goodsill Anderson Quinn & Stifel, Alii Place, Suite 1800, 1099 Alakea Street, Honolulu, Hawaii, on the Closing Date at 10:00 A.M., or at such other time or place as the parties may agree upon in writing

          "Closing Date" means March 31, 1997 or such other date as the parties may agree upon in writing.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Contracts" mean all contracts, agreements, indentures, licenses, leases, commitments, plans, arrangements, and purchase orders of every kind, whether written or oral.

          "Court Order" means any judgment, decree, injunction, order, decision, directive, regulation or ruling of any Governmental Authority that is binding on any Person or its property under Law.

          "Damages" mean losses, liabilities, costs, damages, claims and expenses (including reasonable attorneys fees and disbursements).

          "Default" means (i) a breach of or default under any Contract, (ii) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or (iii) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

          "Development Agreement" means that certain Development Agreement and Declaration of Development Covenants, Conditions and Restrictions, made as of January 23, 1992 by and between Amfac Property Development Corp. and WCC, that certain Amendment of Development Agreement and Declaration of Development Covenants, Conditions and Restrictions dated December 24, 1992, and that certain Memorandum of Development Agreement and Declaration of Development Covenants, Conditions and Restrictions dated January 23, 1992.

          "Environmental Complaint" means any complaint, order, directive, claim, citation or notice by any Governmental Authority or any other Person of legitimate standing and connection to the Property or Business with respect to
(i) air emissions, (ii) spills, releases or discharges to soils or any improvements located thereon, surface water, ground water or the sewer, septic system or waste treatment, storage or disposal systems servicing the Property,
(iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes or (vi) other environmental, health or safety matters affecting the Property or the Business, including, without limitation, Environmental Laws.

          "Environmental Laws" mean all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder, including, without limitation laws relating to emissions, discharge, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, solid, toxic or hazardous substances or wastes. As used in this Agreement, the term "Hazardous Substances or Wastes" includes, without limitation, (i) all substances which are designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act ("FWPCA"), 33 U.S.C. ss.1251 ET SEQ.; (ii) any element, compound, mixture, solution, or substance which is designated pursuant to Section 102 of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss.9601 ET SEQ.; (iii) anY hazardous waste having the characteristics which are identified under or listed pursuant to
Section 3001 of the Resource Conservation and Recovery Act ("RCRA"), ss.6901 ET SEQ.; (iv) any toxic pollutant listed under Section 307(a) of the FWPCA; (v) any hazardous air pollutant which is listed under Section 112 of the Clean Air Act, 42 U.S.C. ss.7401 ET SEQ.; (vi) any imminently hazardous chemical substance or mixture with respect to which action has been taken pursuant to Section 7 of the Toxic Substance Control Act, 15 U.S.C. ss.2601 ET SEQ.; and (vii) petroleum, petroleum products, petroleum by-products, petroleum decomposition by-products, and waste oil; (viii) "hazardous materials" within the meaning of the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1802 ET SEQ., (ix) any hazardous substance or material identified or regulated by or under any applicable provisions of the laws of the State of Hawaii; (x) asbestos or any asbestos containing materials; (xi) any radioactive material or substance; (xii) all toxic wastes, hazardous wastes and hazardous substances as defined by, used in, controlled by or subject to all implementing regulations adopted and publications promulgated pursuant to the foregoing statutes; and (xiii)any other hazardous or toxic substance or pollutant identified in or regulated under any other applicable federal, state or local Laws.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          "Governmental Authority" means any agency, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic and whether national, federal, state, provincial or local.

          "Laws" mean laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies.

          "Liabilities" mean debts, liabilities, obligations, guarantees, indemnities, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non- monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.

          "Licenses" means licenses, franchises, permits, certificates, certificates of occupancy, easements, rights and other authorizations.

          "Lien" means any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest, restrictive covenant or encumbrance of any nature.

          "Market Value" for a Special Unit means the average of the per share closing prices of a share of Common Stock of Chelsea GCA Realty, Inc. on the New York Stock Exchange for the ten consecutive trading days ending on the fifth trading day prior to the Closing Date.

          "Person" means any natural person, corporation, business trust, joint venture, association, company, limited liability entity, firm, partnership, or other entity or government or Governmental Authority.

          "Property" means all that certain real property known as the Waikele Outlet Stores, located on the Island of Oahu, City and County of Honolulu, State of Hawaii, and more particularly described in EXHIBIT A annexed hereto and made a part hereof (the "Land"), together with all buildings and improvements located on the Land (collectively, the "Building"), and all of the Partnerships' right, title and interest in, to and under the following: (a) all easements, rights of way, privileges, appurtenances, strips, gores and other rights pertaining to the Premises (as hereinafter defined), if any, including, without limitation, development rights, and all income therefrom (collectively, the "Appurtenances") (which Land, Building and Appurtenances are hereinafter collectively referred to as the "Premises"); (b) the fixtures, equipment, machinery, furniture, furnishings, appliances, supplies and other items of personal property (and replacements thereof), now owned or hereafter acquired by the Partnerships and contained in or on, or used in connection with, the ownership, maintenance, use, occupancy and operation of the Premises (collectively, the "Personalty"); (c) all leases, subleases, lettings and licenses, and all amendments, modifications, supplements, additions, extensions and renewals thereof and, except as expressly provided herein, security and other deposits thereunder affecting the Premises (collectively, "Tenant Leases"); (d) all reciprocal easement agreements, development agreements, concession agreements, operating agreements, service agreements, maintenance agreements, supply agreements, and any other contracts and agreements affecting the Premises and all income therefrom (collectively, "Operating Agreements"); (e) any and all plans and specifications for the Building, warranties for the Building and Personalty, current surveys of the Land and Building, current catalogs, current booklets, manuals, files, logs, records, material correspondence with existing Tenants and other material correspondence, current tenant lists, current tenant prospect lists and other mailing lists, current sales brochures and material, current leasing brochures and materials, current advertising materials and other items, including without limitation, title information, soil, engineering and environmental inspections in the possession of WCC, studies and reports, market studies, and similar inspections with respect to the sale, management, leasing, promotion, ownership, maintenance, use, occupancy and operation of the Premises in the possession of WCC (collectively, the "Documents"); (f) any Licenses required or used in or relating to the ownership, use, maintenance, occupancy or operation of any part of the Premises; and (g) all of the Partnerships' right, title and interest in and to the names Waikele Factory Outlet Stores and Waikele Factory Store (the "Name") and any other right, title and interest, if any, in and to the foregoing held by the Partnerships and the rights of the Partnerships in and to any claims, counterclaims and litigations brought by the Partnerships (the "Residual Rights").

          "Proprietary Right" means any trade name, trademark, service mark, patent or copyright and any application for any of the foregoing.

          "Returns" mean all returns, declarations, reports, estimates, information returns and statements required to be filed with or supplied to any taxing authority in connection with any Taxes.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Special Units" means limited partnership units of Chelsea which are identical to the existing limited partnership units of Chelsea with all rights, benefits and privileges as are available to the holder thereof except that (a) upon delivery to Halawa at the Closing such Special Units shall have an initial aggregate Capital Account balance and an Agreed Value (as defined in the Amended Limited Partnership Agreement) in Chelsea equal to the difference between $76.2 million and the amount of the Loans (as herein defined) on the Property being assumed and repaid by Chelsea on the conveyance thereof as provided in Section 3.1(b) hereof, (b) after the Closing, the holders thereof in the aggregate shall have the one time right, at such holders' sole option, to receive a debt financed cash distribution (the "Distribution") from Chelsea which is intended to qualify as a distribution under IRS Regs. ss.1.707-5(b) in an amount equal to the difference between $75.7 million and the amount of the Loans on the Property being assumed and repaid by Chelsea on the conveyance thereof as provided in
Section 3.1(b) hereof, (c) to the extent such election for Distribution is made, then Chelsea shall finance the Distribution by borrowing such proceeds under a specific loan arrangement under which the holders of Special Units are (i) to be specially allocated any interest deduction attributable to such borrowing and a corresponding amount of Chelsea's income and (ii) to either guarantee or indemnify a prior guarantor of such loan on a last loss basis, (d) following such Distribution, the Special Units shall have a Capital Account balance of $500,000 and a Market Value of $500,000, (e) upon the occurrence of an event (a "Recognition Event") which otherwise would result in an allocation of income or gain to holders of Special Units under Section 704(c) of the Code in respect of the Building assuming, whether or not it is in fact the case, that at the time of such Recognition Event the Building's Gross Asset Value exceeds its tax basis, there shall be specially allocated to the holders of Special Units under
Section 704(c) an aggregate amount of income or gain from the disposition of the Building or other source equal to the Built-in Gain Amount, and (f) they will not be exchangeable for REIT Shares (as defined in and provided for in Section
8.6 of the Amended Limited Partnership Agreement); provided, however, that at any time following the second anniversary of the Closing Date the holders thereof shall have the right to require Chelsea to repurchase all or any portion of the Special Units for cash at their then Value (as defined in the Amended Limited Partnership Agreement), all as provided for in the Amended Limited Partnership Agreement. The character of any income or gain (as ordinary or capital) recognized by Chelsea and allocated to holders of Special Units pursuant to Section 704(c) shall be consistent with the character of income or gain which would have been recognized by holders of Special Units had such holders sold the Property on the Closing Date at the values set forth on
Schedule 3.1.

          "Taxes" mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll and franchise taxes, imposed by any Governmental Authority and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

          "Title Company" means Title Guarantee of Hawaii, Inc., as agent.

          SECTION 2. ACQUISITION OF PROPERTY.

          2.1. ACQUISITION OF PROPERTY. Based upon and subject to the terms, agreements, warranties, representations and conditions of this Agreement, Halawa hereby agrees to contribute, convey, transfer, assign and deliver to Chelsea on the Closing Date, and Chelsea hereby agrees to acquire and accept on the Closing Date, the Property.

          SECTION 3. CONSIDERATION FOR THE PROPERTY.

          3.1. AMOUNT OF CONSIDERATION. The total consideration to be paid by Chelsea for the Property shall be as follows:

                  (a)  The issuance to Halawa of the Special Units;
                  (b) The assumption of Liabilities on the Property in existence on the Closing Date which will consist solely of first mortgage indebtedness held by the Employee Retirement System of the State of Hawaii ("ERS") and second mortgage indebtedness held by the Bank of Hawaii in an aggregate amount estimated to be $71.2 million, inclusive of principal, interest and contingent interest (collectively, the "Loans"), all of which Loans will be paid in full in cash by Chelsea at the Closing; provided, however that the aggregate amount of the Loans to be paid by Chelsea shall not exceed $75.7 million. The parties agree that each of the Land and Building and other assets described in Schedule 3.1 transferred by Halawa to Chelsea shall be treated as having an initial Gross Asset Value (as such term is defined in Section 1.1 of Chelsea's Amended Limited Partnership Agreement) and a tax basis as set forth on
SCHEDULE 3.1 annexed hereto and made a part hereof or on a similar schedule attached to the Amended Limited Partnership Agreement.

                  3.2. ESCROW. On the date of this Agreement, Chelsea is depositing with Title Guaranty Escrow Service, Inc. (the "Escrow Agent"), pursuant to an escrow agreement dated the date hereof, a copy of which is annexed hereto as EXHIBIT B, the amount of $5,000,000 in cash (the "Escrow Deposit"). In the event the Closing occurs, the Escrow Agent shall return the Escrow Deposit, and all accrued interest thereon, to Chelsea. In the event the Closing does not occur for any reason, except for Chelsea's default in its obligations under this Agreement, then the Escrow Deposit, and all accrued interest thereon, shall be returned to Chelsea and none of the parties shall have any further obligations or liabilities under this Agreement. In the event the Closing does not occur because of Chelsea's default in its obligations under this Agreement, the Escrow Deposit, and all accrued interest thereon, shall be delivered to WCC and the parties shall not have any further obligations or liabilities under this Agreement.

          SECTION 4. CONDITION OF TITLE.

          (a) From and after the date hereof, except as provided in Section 4(b), neither of the Partnerships shall, without the written consent of Chelsea which may be granted or withheld in Chelsea's sole and absolute discretion: (i) initiate, support or acquiesce in any zoning reclassification of the Land or the Building, seek any variance under existing zoning ordinances applicable to the Land or the Building or use or permit the use of the Premises in a manner which would result in such use becoming a non-conforming use under applicable zoning ordinances, (ii) modify, amend or supplement any of the items set forth on EXHIBIT C annexed hereto and made a part hereof (the "Permitted Encumbrances"),
(iii) impose or suffer to be imposed any title exceptions or reservations of any kind on the Property (other than Permitted Encumbrances), (iv) impose or suffer to be imposed any Liens upon the Premises, or execute or file any subdivision plat affecting the Land or the Building or consent to the annexation of any part of the Premises to any municipality, (v) grant any consents under the Development Agreement or (vi) permit or suffer the Premises to be used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement.

          (b) From and after the date hereof, WCC shall have the right to negotiate with Amfac Property Development Corp. and, as a result of such negotiations, to subject the Property to such common area easements and extended land covenants as may be required in order to comply with the provisions of the Development Agreement with regards to the formation of an association to administer and maintain the real property covenants; provided, however, that all such actions and undertakings shall be subject to Chelsea's prior reasonable approval.

          (c) At the Closing, WCC shall cause the Title Company to issue to Chelsea an ALTA Owner's Title Policy in the amount of $76.2 million showing the Property to be free and clear of all exceptions and reservations of any kind, except the Permitted Encumbrances (provided that the mortgages held by ERS and the Bank of Hawaii shall not be shown as Permitted Encumbrances if Chelsea pays the applicable amounts due thereunder), together with such endorsements as Chelsea may reasonably require, including, without limitation, subdivision and zoning endorsements (the "Title Policy"). Upon Closing, costs of the Title Policy shall be paid by Chelsea. Prior to Closing, WCC shall provide Chelsea with chattel lien reports from the Title Company, and, at Chelsea's option, current searches of all Uniform Commercial Code Financing Statements filed in Hawaii against WCC or the Property. As a condition to Closing, the title search, chattel lien report and UCC search shall be updated as of the Closing Date showing no new Lien or exception except as expressly agreed to in writing by Chelsea.

          SECTION 5. CASUALTY AND CONDEMNATION.

          (a) Notwithstanding anything to the contrary implied or provided by law or in equity, if, prior to the Closing, any material portion of the Property is impaired by fire, the elements or any other casualty or if any material portion of the Property is taken by eminent domain or otherwise, Chelsea shall have the right to terminate this Agreement by written notice to WCC given by Chelsea. If Chelsea does not terminate this Agreement, this Agreement shall remain in full force and effect and the parties shall nonetheless proceed to the Closing in accordance with this Agreement and all proceeds received, or rights to proceeds, from the foregoing shall be assigned to Chelsea.

          (b) WCC shall promptly notify Chelsea of any such casualty and of any proposed taking. Chelsea shall be given an opportunity to participate in all discussions, meetings and proceedings with the insurer of any casualty and with the Governmental or quasi-Governmental Authority proposing a taking. WCC shall not make any settlement with respect to a casualty or a taking without Chelsea's prior written consent. All proceeds received, or rights to proceeds, from such taking or casualty shall be assigned to Chelsea.

          (c) For purposes of this Section 5, a casualty or condemnation shall be deemed material if the amount of the loss or claim arising as a result thereof shall exceed One Million and 00/100 Dollars ($1,000,000). The parties hereby waive the provisions of any statute which provides for a different outcome or treatment in the event of a casualty or a taking.

          SECTION 6. REPRESENTATIONS AND WARRANTIES OF WCC AND HALAWA. (a) WCC hereby warrants and represents to and agrees with Chelsea as follows:

          6.1. GOOD STANDING. WCC is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Hawaii, has full power and authority to own, lease and operate its properties and assets and to conduct the Business as now being conducted.

          6.2. AUTHORIZATION. A true and complete copy of the Agreement of Limited Partnership of WCC has been furnished to Chelsea and there will be no amendments thereto prior to the Closing Date. WCC has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby and the execution, delivery and performance of this Agreement by WCC has been duly authorized by all necessary action. The transfer of the Property to Chelsea, the execution and delivery of this Agreement, the fulfillment of the terms set forth in this Agreement and the consummation of the transactions contemplated by this Agreement will not conflict with or constitute a Default under the Agreement of Limited Partnership of WCC, or a Default under, or require the consent under, any Contract by which WCC is bound or to which any of the Property is subject, or would be a violation of any Laws or Court Orders applicable to WCC or the Property, except as may be set forth on SCHEDULE 6.2 annexed hereto and made a part hereof. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of WCC, enforceable against WCC in accordance with its terms. WCC does not require any consent, approval, authorization or order of, or declaration, filing or registration with, any Governmental Authority or Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          6.3. FINANCIAL STATEMENTS. WCC delivered to Chelsea the financial statements relating to the Business and the promotional fund for the two years ended December 31, 1996, consisting of balance sheets and income statements, together with any operating statements and budgets covering periods subsequent to December 31, 1996 and the final 1996 CAM report (collectively, the "Financial Statements"). The Financial Statements in each case are true and complete with respect to each item therein and have been prepared in conformity with, and applied consistently with, the past practices of, WCC and fairly present the financial position and results of operations of the Business as at, or for the periods ended on, such dates. Since December 31, 1996, the Property has been operated in a consistent manner without change of policy or procedure.

          6.4. RECORDS AND BOOKS OF ACCOUNT. The records and books of account of WCC and the Property have been regularly kept and maintained in a consistent manner. The Property transferred by Halawa to Chelsea has an approximate $60.0 million tax basis.

          6.5. LIABILITIES. Except as set forth on SCHEDULE 6.5 annexed hereto and made a part hereof, there are no Liabilities on or affecting the Property (including, but not limited to, Liabilities for Taxes relating to any period prior to the Closing Date). WCC has paid all Taxes and filed all Returns required by Law.

          6.6. INSURANCE POLICIES. SCHEDULE 6.6 annexed hereto and made a part hereof sets forth a true and complete list and description (including face amount of policy, name of insured, carrier, premium, amount of deductible, expiration date and whether it is a "claims made" or an "occurrence" policy) of all insurance policies relating to the Property. True and complete copies of all such policies have heretofore been provided to Chelsea. All premiums due on such policies have been paid in full. All pending claims, if any, made against the Property or WCC which are covered by insurance are being defended by the appropriate insurance companies and are described on SCHEDULE 6.6. Such insurance to the date hereof has, and to the Closing Date will have, (a) been maintained in full force and effect and (b) not been canceled or changed except to extend the maturity dates thereof. WCC has not received any written notice from any insurance company which has issued a policy with respect to the Premises or from the holder of any mortgage encumbering the Premises requesting or requiring performance of any structural or other major repairs or alterations to the Premises which has not been complied with.

          6.7. LABOR RELATIONS. Neither WCC nor Halawa has any employees. There are no labor strikes, disputes, slow downs, work stoppages or other labor troubles or grievances pending or, to WCC's knowledge, threatened against or involving the Property, except as set forth on SCHEDULE 6.7 annexed hereto and made a part hereof. WCC has not received notice, or have knowledge, of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct any investigation of or relating to the operations of the Property. WCC has not entered into any union contracts or labor agreements pertaining to employees of the Property.

          6.8. LEGAL PROCEEDINGS. Except as set forth on SCHEDULE 6.8 annexed hereto and made a part hereof, there are no Actions pending or, to the knowledge of WCC, threatened against or affecting the Property or the Business, which are not otherwise covered by insurance and described on SCHEDULE 6.6. SCHEDULE 6.8 contains an accurate summary of the status of all matters shown thereon.

          6.9. COURT ORDERS. There are no Court Orders issued against, or binding on, WCC or the Property which do or may affect, limit or control the Assets or method or manner of doing Business. WCC is not in default with respect to any Court Order. Neither WCC nor the Property is a party to, or is subject to or bound by, any Court Order or Contract that could prevent the performance of all or any of the terms of this Agreement.

          6.10. COMPLIANCE WITH LAW. Except as set forth on SCHEDULE 6.10 annexed hereto and made a part hereof, WCC has complied and is in compliance with, and the Property, and the current use, occupation and condition thereof, do not violate any and all Court Orders and Laws of any Governmental Authority applicable to the Assets, the Property or its Business, including, without limitation, Laws relating to zoning, building codes, antitrust, occupational safety and health, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining, withholding and social security taxes and Environmental Laws.

          6.11. LICENSES. All Licenses for or used in connection with the use or operation of the Assets or the conduct of the Business are described in SCHEDULE
6.11 annexed hereto and made a part hereof. The current use and occupation of any portion of the Property does not violate any of the Licenses. No additional Licenses or amendments thereto are required for the current or contemplated use or operation of the Assets or the conduct of the Business. All of the Licenses are in full force and effect, and all of the Licenses are transferable with the Property to Chelsea without charge.

          6.12. VIOLATIONS. WCC has not received any written notice of (a) any violation of any Laws (including, without limitation, building code, health and safety or zoning violations), or Court Orders issued by any court or Governmental or quasi-Governmental Authority affecting the Assets (collectively, "Violations") or (b) any written notice that an investigation has been commenced respecting any such possible Violations.

          6.13. EMPLOYEE BENEFITS. Neither WCC nor Halawa has, or has ever had, any employees.

          6.14. ENVIRONMENTAL PROTECTION.

          (a) Except as set forth in SCHEDULE 6.14 annexed hereto and made a part hereof, the Property has, and through the Closing Date will have, complied in all respects with all Environmental Laws. WCC and the Property have obtained and will maintain through the Closing Date all Licenses which are required with respect to their operation under any Environmental Laws.

          (b) Except as set forth in SCHEDULE 6.14 hereto, the Property is in compliance in all respects with all Licenses required by any Environmental Laws, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. WCC has delivered to Chelsea true and complete copies of all environmental studies in WCC's possession made in the last ten years relating to the Business or Property.

          (c) Except as set forth in SCHEDULE 6.14 hereto, there is no pending or, to WCC's knowledge, threatened civil, criminal or administrative Action, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter that affects or applies to the Property, the Assets or the Business relating in any way to any Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

          (d) Except as set forth in SCHEDULE 6.14 hereto, there are no past or present (or, to the knowledge of WCC, anticipated) events, conditions, circumstances, activities, practices, incidents, Actions or plans which may interfere with or prevent compliance or continued compliance by the Property with any Environmental Laws or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, by WCC of any pollutant, contaminant, chemical, or industrial, toxic or Hazardous Substance or Waste.

          (e) To WCC's best knowledge, there has been no emission, spill, release or discharge from any site at which any of the Assets are or were located or from the Property at any other location or disposal site, into or upon (i) the air, (ii) soils or improvements, (iii) surface water or ground water, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing the Assets of any toxic or hazardous substances or wastes used, stored, generated, treated or disposed at or from any of the Assets (any of which events is hereinafter referred to as "Hazardous Discharge"). All of the Assets are free of all toxic or hazardous substances or wastes.

          (f) There have been no Environmental Complaints.

          (g) The Property is not now nor has it ever been a Super-Fund Site. There are no underground storage tanks located on the Property.

          (h) If WCC receives any notice from any Governmental Authority, or any other Person, with regard to any Hazardous Substances or Hazardous Discharges on, from, or affecting the Property, WCC shall immediately notify Chelsea in writing.

          6.15. CONDEMNATION. WCC has no knowledge of any Federal, State, County, municipal or other governmental plans to change the highway or road system in the vicinity of the Premises or to restrict or change access from any such highway or road to the Property or of any pending or threatened condemnation or eminent domain proceedings relating to or affecting the Property.

          6.16. OPTION TO PURCHASE. No Person (including, without limitation, any Tenant (as hereinafter defined)), has any conditional or unconditional right and/or option to purchase the Property (or any portion thereof) and/or net lease the Property (or any portion thereof), and/or right of first refusal or offer to purchase the Property (or any portion thereof).

          6.17. BANKRUPTCY. WCC has not (a) made a general assignment for the benefit of its creditors, (b) admitted in writing its inability to pay its debts as they mature, (c) had an attachment, execution or other judicial seizure of any property interest which remains in effect or (d) taken, failed to take or submitted to any action indicating a general inability to meet its financial obligations as they accrue. There is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of WCC or any of its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property.

          6.18. LEASING COMMISSION. No leasing commission or other compensation is now or will hereafter become due or owing in connection with any of the Tenant Leases, including, without limitation, in connection with any renewals or extensions of the term thereof, except as disclosed on SCHEDULE 6.18 annexed hereto and made a part hereof.

          6.19. TITLE TO THE PROPERTY. WCC presently owns legal and beneficial fee simple absolute title to the Property, free and clear of all Liens except
(i) the Loans and the Permitted Encumbrances and (ii) the agreement to transfer title to the Property to Halawa prior to Closing. WCC has no knowledge of any violation of any of the Permitted Encumbrances.

          6.20. SPECIAL ASSESSMENTS. Except as set forth on the current tax bills, copies of which have been delivered to Chelsea, which copies are true and correct copies of such tax bills, there are no special assessments or charges which have been levied against the Property or which will result from work, activities or improvements done to the Property, nor does WCC know of any pending or threatened special assessments affecting the Property or any contemplated improvements affecting the Property that may result in any such special assessments.

          6.21. PROPERTY MANAGEMENT AGREEMENT. No contract or agreement with any third party for the management of the Property will be binding on the Property as of the date of the Closing.

          6.22. OPERATING AGREEMENTS. (a) SCHEDULE 6.22 annexed hereto and made a part hereof, is a true, correct and complete list of all Operating Agreements entered into by WCC and which are either binding on or otherwise affect the Property. The copies of the Operating Agreements that have been delivered to Chelsea are true, correct and complete.

          (b) Each of the Operating Agreements is in full force and effect and none of the parties thereto is in Default of any of its obligations thereunder.

          6.23. TENANT LEASES. (a) SCHEDULE 6.23 annexed hereto and made a part hereof sets forth all agreements (written or oral) in the nature of space leases, subleases, licenses, guaranties, permits, franchises, concessions or occupancy agreements, and all amendments and side letters thereto, affecting the Property (collectively referred to as the "Tenant Leases") to which WCC is a party in existence on the date hereof. The copies of the Tenant Leases that have been delivered to Chelsea are true, correct and complete.

          (b) The Tenant Leases are in full force and effect, and to WCC's best knowledge there are no parties in possession of the Property, except the tenants under the Tenant Leases (the "Tenants").

          (c) Except as set forth in SCHEDULE 6.23(B) annexed hereto and made a part hereof, all tenant improvements required under the Tenant Leases to be completed by the date hereof by the landlord thereunder have been completed, all space demised pursuant to Tenant Leases has been built out and all tenant allowances and/or reimbursements required under the Tenant Leases to be paid in full as of the date hereof have been paid in full.

          (d) Except as set forth in SCHEDULE 6.23(C) annexed hereto and made a part hereof, there are no disputes with Tenants as to the amount of their rent, additional rent, percentage rent, common area maintenance charges or other charges under a Tenant Lease (collectively, the "Rent").

          (e) Except as set forth in the Tenant Leases, no Tenant has any option to cancel its Tenant Lease.

          (f) Except as set forth on SCHEDULE 6.23(D) annexed hereto and made a part hereof, WCC has not received from any Tenant any written notice claiming any Default by the landlord under its Tenant Lease. Except as set forth in
SCHEDULE 6.23(d), WCC has not delivered to any Tenant any written notice claiming a Default by Tenant under its Tenant Lease. None of the parties to the Tenant Leases are in Default of any of its obligations thereunder, and to the best knowledge of WCC, there are no circumstances which, after notice and the expiration of any applicable grace period, would constitute a Default by either WCC or any Tenant under any of the Tenant Leases.

          (g) Except as set forth on SCHEDULE 6.23(D), no Tenant has asserted, or has any defense to, offsets or claims against Rent payable or obligations under the Tenant Leases.

          (h) No guarantor of any of the Tenant Leases has been released or discharged, voluntarily (or to the best of WCC's knowledge, involuntarily, or by operation of law) from any obligation related to a Tenant Lease.

          (i) No Tenant Lease has been assigned, and there are no subleases of any portion of the Premises, except for assignments and subleases which WCC has approved in accordance with the provisions of the respective Tenant Lease and which are set forth on SCHEDULE 6.23(E) annexed hereto and made a part hereof.

          (j) WCC has no obligations to any Tenant to advertise or otherwise promote the Premises or the operations thereof, except as set forth in the Tenant Leases.

          (k) All consents of Tenants required in order to build the 14 forecasted kiosks have been obtained.

          (l) To the best knowledge of WCC, except for exclusives under the Chili's lease or other leases set forth on SCHEDULE 6.23(1) or Permitted Encumbrances, there are no exclusives or restrictions on use granted to or possessed by any Person (other than a Tenant) which affect the Property or restrict the use of the Property.

          6.24. RENT ROLL. (a) Annexed hereto and made a part hereof as SCHEDULE
6.24 is a rent roll and security deposit schedule (the "Rent Roll") for all Tenant Leases at the Property in effect as of the date hereof.

          (b) The information contained in the Rent Roll is true and complete in all respects. All Rents as shown on the Rent Roll are being paid and current, except as otherwise set forth therein.

          (c) The full amount of all security deposits required under the Tenant Leases are as shown on the Rent Rolls, but no cash reserves representing such security deposits are maintained by WCC.

          (d) No Tenant has paid any Rent, fees, or other charges for more than one month in advance.

          6.25. PERSONALTY. (a) The list of Personalty set forth in SCHEDULE
6.25 annexed hereto and made a part hereof is true, accurate and complete. The Personalty has been fully paid for and is not subject to any Liens, except the Liens securing the Loans or any Liens set forth on SCHEDULE 6.25(A) annexed hereto and made a part hereof. WCC has good and marketable title to such Personalty free and clear of any Liens, except as set forth on SCHEDULE 6.25(A). The Personalty listed in SCHEDULE 6.25 is located on the Premises and is the Personalty used in the ownership, use, operation, leasing and maintenance of the Property (other than personal property owned by Tenants).

          (b) All fixtures, machinery, equipment, lighting fixtures and appliances comprising a portion of the Personalty and all heating, air-conditioning, ventilating, electrical and plumbing systems on the Premises are free of defects and in good working order and comply with the requirements of all applicable Governmental and quasi-Governmental Authorities having jurisdiction thereover, and Laws, including, without limitation, all Environmental Laws and all Licenses required thereby have been obtained and are in full force and effect.

          6.26. CONTRACTS. SCHEDULE 6.26 annexed hereto and made a part hereof sets forth all of the Contracts which affect the Property and to which WCC is a party or subject to or bound by, including: (i) royalty, distribution, agency, territorial or license agreement; (ii) Contract (for employment or otherwise) with any present or former officer, employee, director or partner (or any Affiliate of any such officer, employee, director or partner) or any professional person or firm, consultant, independent contractor or advertising firm or agency; (iii) Contract or collective bargaining agreement with any labor union or representative of employees; (iv) Contract guaranteeing the payment or performance of the obligations of others; (v) Contract pursuant to which indebtedness may be incurred; (vi) group health or life insurance, pension, profit sharing, retirement, medical, bonus, incentive, severance, stock option or purchase plan or other similar benefit plan in effect with respect to its employees or others; (vii) Contract limiting the freedom of the owners of the Property to engage in any line of business or to compete with any Person; (viii) Contract not entered into in the ordinary course of business which involves $25,000 or more and is not cancelable without penalty within 30 days; (ix) any Contract which may have a potential adverse impact on the Business or the Property; or (x) any management agreement, joint venture agreement or other Contract with respect to the operation or management of the Property. True and complete copies of all Contracts listed on SCHEDULE 6.26 have heretofore been made available by WCC to Chelsea. Each of the Contracts (including the documents relating to the Loans) to which WCC or the Property is a party or to which it is subject or by which it is bound is a valid and subsisting Contract of all of the parties thereto in full force and effect without modification. WCC has performed all obligations required to be performed by it and is not in Default under any Contract or document relating to a Loan to which it or the Property is a party or to which it or the Property is subject or by which it or the Property is bound. To the knowledge of WCC, no other party is in Default under any such Contract.

          6.27. USE AND OCCUPATION. The Premises and the current use, occupation and condition thereof are in compliance with and do not violate any applicable deed restrictions or other covenants, restrictions or agreements (including, without limitation, any of the Permitted Encumbrances), site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable to the Premises, including, without limitation, the Development Agreement, that certain Unilateral Agreement and Declaration for Conditional Zoning dated November 14, 1986, the Findings of Fact, Conclusions of Law and Decision and Order, dated February 28, 1986, the Waikele Urban Design Plan, dated January 1992 (Revised), and the Waikele Commercial Center Design Guidelines, dated January 23, 1992 (collectively, the "Master Development Agreements").

          6.28. UTILITIES All water, storm and sanitary sewer, gas, electricity, telephone and other utilities serving the Premises are (a) supplied directly to the Premises by facilities of public utilities through lands as to which public or private easements exist that will continue to inure to the benefit of the Property, (b) adequate to service the normal operations of the Premises, and (c) the cost of installation of such utilities has been fully paid.

          6.29. BUILDING. All costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Building have been paid in full. The construction of the Building and all materials used therein conform in all respects to the final drawings, plans and specifications prepared therefor. The roofs and basements of the Building are watertight and free of leaks and to the best of WCC's knowledge, there are no structural defects, latent or patent, at the Premises, except as may be set forth on
SCHEDULE 6.29 annexed hereto and made a part hereof.

          6.30. ROADS. All roads bounding the Premises are public roads and have been completed and are physically and legally open for use by the public, and Chelsea shall have full access to and the right to use such roads freely as well as to convey all rights appurtenant to the Premises in such roads.

          6.31. PARKING The parking facilities at the Premises contain spaces for 805 automobiles, which spaces are sufficient to comply with all Laws, including, without limitation, the Americans with Disabilities Acts, and with all parking commitments made by WCC under any Tenant Leases or other documents.

          6.32 CONTRACTORS. True and complete copies of all contractors' or subcontractors' guarantees and warranties relating to the Building or the Personalty, and all agreements, amendments, guarantees, side letters and other documents relating thereto, have been delivered to Chelsea, and there are no other such documents or agreements, written or oral, and all such guaranties are in full force and effect and have not been invalidated by any act or omission of WCC or any former owner of the Premises.

          6.33. SEPARATE TAX LOT. The Property is assessed for real estate tax purposes as one wholly independent tax lot, separate from any adjoining land or improvements not constituting a part of such lot, and no other land or improvements is assessed and taxed together with the Property or any portion thereof.

          6.34. THE MASTER DEVELOPMENT DOCUMENTS. (a) WCC and, to the best of WCC's knowledge, Amfac Property Development Corp. ("Amfac") have satisfied and are otherwise in full compliance with the covenants, conditions, obligations, requirements and restrictions set forth in the Master Development Documents, and all work, development, construction and improvements performed or required pursuant thereto with respect to, relating to, or for use in connection with, the Property, or which will be obligations of the Commercial Association prior to Closing, whether by WCC or Amfac, have been completed and paid for in conformity therewith (except as otherwise set forth in SCHEDULE 6.34 annexed hereto and made a part hereof).

          (b) Amfac's consent to the transaction contemplated herein is not required, except for the creation and recording of the Commercial Covenants and Extended Covenants as such capitalized terms are defined in the Development Agreement.

          6.35. NO OMISSIONS. WCC does not know of any facts or circumstances not disclosed to Chelsea which indicate that the Property or the Business may be materially adversely affected or which otherwise should be disclosed to Chelsea in order to make any of the representations or warranties made herein on the part of WCC not misleading in any material respect. No representation or warranty by WCC contained in this Agreement, and no statement contained in any Schedule, Exhibit, certificate or other instrument furnished to Chelsea under or in connection with this Agreement, contains any untrue statement of any material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in any material respect.

          (b) Halawa hereby warrants and represents to and agrees with Chelsea as follows:

                  (i) GOOD STANDING. Halawa is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Hawaii, has full power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted.

                  (ii) OWNER OF PARTNERSHIP INTERESTS. Halawa owns its partnership interests in WCC and has good and marketable title to such partnership interests free and clear of any Liens. Halawa has entered into an agreement to acquire and on the Closing Date will have acquired all right, title and interest of WCC in and to the Property and Business, including all books, records and other documents related thereto.

                  (iii) AUTHORIZATION. A true and complete copy of the Agreement of Limited Partnership of Halawa has been furnished to Chelsea and there will be no amendments thereto prior to the Closing Date. Halawa has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby and the execution, delivery and performance of this Agreement by Halawa has been duly authorized by all necessary action. The conveyance of the property by Halawa to Chelsea, the execution and delivery of this Agreement, the fulfillment of the terms set forth in this Agreement and the consummation of the transactions contemplated by this Agreement will not conflict with or constitute a Default under the Agreement of Limited Partnership of Halawa, or a Default under, or require the consent under, any Contract by which Halawa is bound or to which any of the Property is subject, or would be a violation of any Laws or Court Orders applicable to Halawa or the Property. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of Halawa, enforceable against Halawa in accordance with its terms. Halawa does not require any consent, approval, authorization or order of, or declaration, filing or registration with, any Governmental Authority or Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                  (iv) BANKRUPTCY. Halawa has not (a) made a general assignment for the benefit of its creditors, (b) admitted in writing its inability to pay its debts as they mature, (c) had an attachment, execution or other judicial seizure of any property interest which remains in effect or (d) taken, failed to take or submitted to any action indicating a general inability to meet its financial obligations as they accrue. There is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of Halawa or any of its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property.

          (v) INVESTMENT INTENT. (a) Halawa is acquiring the Special Units to be received by it for its own account and not with the view to the sale or distribution of the same or any part hereof in violation of the Securities Act.

          (b) Halawa understands that the Special Units to be issued to it will not be registered under the Securities Act or the securities laws of any state ("Blue Sky Laws") by reason of a specific exemption or exemptions from registration under the Securities Act and applicable Blue Sky Laws.

          (c) Halawa understands that, for the reasons set forth in paragraph
(b) above, the Special Units may not be offered, sold, transferred, pledged, or otherwise disposed of by it except (i) pursuant to an effective registration statement under the Securities Act and any applicable Blue Sky Laws, (ii) pursuant to a no-action letter issued by the Securities and Exchange Commission to the effect that a proposed transfer of the Special Units may be made without registration under the Securities Act, together with either registration or an exemption under applicable Blue Sky Laws, or (iii) upon Chelsea receiving an opinion of counsel knowledgeable in securities law matters and reasonably acceptable to Chelsea to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and any applicable Blue Sky Laws. Accordingly, Halawa must bear the economic risk of an investment in the Special Units for an indefinite period of time.

          (d) Halawa is an accredited investor as defined in Rule 501 promulgated under the Securities Act.

          (e) Halawa understands that an investment in Chelsea involves substantial risks and it has had the opportunity to review all documents and information which it has requested concerning its investment in Chelsea and to ask questions of the management of Chelsea, which questions were answered to its satisfaction.

          (f) Halawa understands that any certificates representing the Special Units will bear a legend substantially to the effect of the following: "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or the securities laws of any state. The securities may not be offered, sold, transferred, pledged or otherwise disposed of without an effective registration statement under the Act and under any applicable state securities laws, receipt of a no-action letter issued by the Securities and Exchange Commission (together with either registration or an exemption under applicable state securities laws) or an opinion of counsel acceptable to the Partnership and Chelsea GCA Realty, Inc. that the proposed transaction will be exempt from registration under the Act and applicable state securities laws." and that Chelsea reserves the right to place a stop order against the transfer of any certificates representing the Special Units, and to refuse to effect any transfers thereof, in the absence of satisfying the conditions contained in the foregoing legend.

                  (vi) NO OMISSIONS. Halawa does not know of any facts or circumstances not disclosed to Chelsea or which should be disclosed to Chelsea in order to make any of the representations or warranties made herein on the part of Halawa not misleading in any material respect. No representation or warranty by Halawa contained in this Agreement, and no statement contained in any Schedule, Exhibit, certificate or other instrument furnished to Chelsea under or in connection with this Agreement, contains any untrue statement of any material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in any material respect.

          (c) The representations and warranties of WCC contained in this Agreement, or otherwise made in writing in connection with the transactions contemplated hereby, will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date. In the event facts and circumstances change from and after the date of this Agreement which facts and circumstances formed the basis of any representation or warranty of WCC set forth in this Agreement, WCC shall promptly notify Chelsea and WCC shall modify, update and/or supplement any such representations and/or warranties, exhibits and schedules attached to or delivered with this Agreement through the Closing Date, provided, however, nothing herein shall be deemed to or be construed as a cure of any default arising from any representation or warranty which shall have been false or misleading in any material respect when made, and, provided, further, that if any such modification, update or supplement includes any matter which will have a material adverse effect on the value or current use of the Property, Chelsea shall have the right to terminate this Agreement by notifying WCC in writing.

          (d) The representations and warranties of Halawa contained in this Agreement, or otherwise made in writing in connection with the transactions contemplated hereby, will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date. In the event facts and circumstances change from and after the date of this Agreement which facts and circumstances formed the basis of any representation or warranty of Halawa set forth in this Agreement, Halawa shall promptly notify Chelsea and Halawa shall modify, update and/or supplement any such representations and/or warranties, exhibits and schedules attached to or delivered with this Agreement through the Closing Date, provided, however, nothing herein shall be deemed to or be construed as a cure of any default arising from any representation or warranty which shall have been false or misleading in any material respect when made, and, provided, further, that if any such modification, update or supplement includes any matter which will have a material adverse effect on the value or current use of the Property, Chelsea shall have the right to terminate this Agreement by notifying Halawa in writing.

          SECTION 7. REPRESENTATIONS AND WARRANTIES OF Chelsea. Chelsea warrants and represents to and agrees with the Partnerships as follows:

          7.1. GOOD STANDING. Chelsea is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware.

          7.2. AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Chelsea, and all other action of Chelsea, including all approvals, authorizations and ratifications, necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been taken. This Agreement constitutes a binding obligation of Chelsea, enforceable against Chelsea in accordance with its terms. The execution and delivery of this Agreement by Chelsea and the consummation of the transactions contemplated hereby will not (a) require the consent of any lender, trustee or security holder of Chelsea or of any other Person, except for the consent of Chelsea's partners to the Amended Limited Partnership Agreement (as defined herein), (b) result in a Default under any Contract, (c) violate any Law or Court Order or (d) require the obtaining by Chelsea of any License.

          7.3. SPECIAL UNITS. The Special Units to be issued pursuant to this Agreement, when so issued, will be duly and validly authorized and issued, fully paid and nonassessable and will be free and clear of any Liens created by Chelsea (other than restrictions arising under the Securities Act and state securities laws).

          7.4. NO DISCLOSURE NEEDED. The Distribution to the holder of the Special Units being made in accordance with this Agreement is intended to qualify as a debt-financed distribution under IRS Regs ss.1.707-5(b) and, therefore, to the extent such qualification is available, Chelsea is not required and shall not file a disclosure report otherwise called for under IRS Regs. ss.1.707-3(c) if such qualification were not available.

          7.5. AS IS. Chelsea has, through its own staff and through outside consultants, such as its attorneys, engineers, architects and accountants, inspected the Property, is aware of the condition thereof, including, but not limited to the fact that certain ADA and other alleged deficiencies exist, and has approved of and is acquiring the Property in an "AS IS - WHERE IS" basis, and is not relying on any representations of the Partnerships, except as expressly provided for in this Agreement. Chelsea shall be responsible for any corrective actions required under the ADA.

          7.6. ACCOUNTING ALLOCATION METHOD. After the Closing, the tax accounting method with respect to allocations for "built-in gains" ascribed to for the Special Units held by Halawa or its successors and assigns as required under ss.704(c) of the Code shall be the "traditional method with a curative allocation" as contemplated by IRS Regs. 1.704-3(c), except that upon the occurrence of a Recognition Event which otherwise would result in an allocation of income or gain to holders of Special Units under Section 704(c) of the Code in respect of the Building assuming, whether or not it is in fact the case, that at the time of such Recognition Event the Building's Gross Asset Value exceeds its tax basis, there shall be specially allocated to the holders of Special Units under Section 704(c) an aggregate amount of income or gain from the disposition of the Building or other source equal to the Built-in Gain Amount. The character of any income or gain (as ordinary or capital) recognized by Chelsea and allocated to holders of Special Units pursuant to Section 704(c) shall be consistent with the character of income or gain which would have been recognized by holders of Special Units had such holders sold the Property on the Closing Date at the values set forth on Schedule 3.1. Allocations pursuant to the preceding sentence are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, the Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of the Amended Limited Partnership Agreement.

          SECTION 8. CONDUCT PRIOR TO THE CLOSING

          8.1. INVESTIGATION BY CHELSEA. Chelsea may, prior to the Closing Date, through its own representatives (including its counsel, accountants and consultants) make such investigations of the Property and Business and such audit of the financial condition of the Property and Business as it deems necessary or advisable in connection with the transactions contemplated hereby, including, without limitation, any investigation enabling it to familiarize itself with such Property and Business and financial condition; such investigation shall not, however, affect the Partnerships' representations, warranties and agreements hereunder. WCC shall permit Chelsea and its authorized representatives to have, after the date hereof and during normal business hours and upon reasonable notice, full access to the Premises and to all books and records of the Property and WCC; and Chelsea shall have the right, at its expense, to make copies thereof and excerpts therefrom. WCC shall furnish Chelsea, as and when available, monthly sales and other financial reports for WCC and the Property and with such other financial and operating data and other information with respect to the Property and Business as Chelsea may from time to time reasonably request. If through no fault of WCC the transaction fails to close, Chelsea shall return all such copies and reports obtained from WCC to WCC at Chelsea's expense.

          8.2. OPERATIONS PRIOR TO CLOSING. Between the date of the execution of this Agreement and the Closing Date, WCC agrees at no cost or expense to Chelsea, to conduct the Business in the ordinary course, and:

          (a) In accordance with its normal practices and procedures, continue to maintain and to make all repairs and replacements to the Property and the Personalty so as to keep the Property and the Personalty in substantially its present condition, and operate and manage the Property and the Personalty in the same manner as it has operated the Property prior to the date hereof.

          (b) Not accept the surrender of any of the Operating Agreements or Tenant Leases or grant any concession, rebate, allowance or free rent at the Property without Chelsea's prior written consent, which Chelsea agrees to respond to within five business days after receipt.

          (c) Not incur any Liabilities outside the ordinary course of business without Chelsea's prior written consent, which Chelsea agrees to respond to within five business days, provided such Liabilities are incurred in the ordinary course of its business, and any such indebtedness shall be satisfied at or prior to the Closing and evidence of such satisfaction shall be delivered at the Closing.

          (d) Promptly provide Chelsea with copies of all notices and other correspondence received from, or sent to, the lenders under or with respect to the Loans.

          (e) Promptly notify Chelsea of any damage to or destruction of all or any portion of the Property.

          (f) Promptly deliver to Chelsea copies of any notices received from Governmental or quasi-Governmental Authorities with respect to any (i) Violations, (ii) condemnation or similar taking of all or any portion of the Property, or (iii) with respect to Hazardous Substances located in, on or about the Property.

          (g) Promptly notify Chelsea of any notices or other correspondence given or received by WCC under or in connection with the Operating Agreements and the Tenant Leases.

          (h) Pay all real estate taxes and insurance premiums in a timely manner.

          (i) Without limiting the generality of Section 8.2(a), not remove any Personalty reasonably necessary for the operation of the Property unless the same is immediately replaced. Replacements shall be (x) free and clear of any Liens, (y) of quality at least equal to the replaced items, and (z) deemed included in the sale, without cost or expense to Chelsea.

          (j) Without limiting the generality of Section 8.2(a), (i) keep all existing insurance policies affecting the Property or any portion thereof in full force and effect, (ii) use due diligence and its good faith reasonable efforts to keep in full force and effect and/or renew all Licenses, (iii) make all regular payments of interest and principal on the Loans, (iv) provide all services and continue to operate, manage and maintain the Property (including mechanical equipment of every kind used in the operation thereof) in such condition so that the Property shall be in the same condition at the Closing as on the date hereof, reasonable wear and tear excepted, (v) timely comply with all Laws, (vi) keep Chelsea timely advised of any repair or improvement required to keep the Property in such condition as aforesaid and which costs exceed Fifty Thousand Dollars ($50,000.00), and (vii) pay all obligations and trade creditors in the normal course of business, not accelerate the collection of receivables and not defer any expenses or costs which would be paid or incurred in the normal course of business.

          (k) Not hereafter engage any employees at the Property or modify, renew, extend, replace, or otherwise change any of the terms, covenants or conditions of the Operating Agreements, Loans or Tenant Leases, or enter into new Tenant Leases, Operating Agreements, or any other obligations or agreements affecting the Property, without the prior written consent of Chelsea, which Chelsea agrees to respond to within five business days after receipt. WCC shall not accept from any of the Tenants payment of rent more than one month in advance or, without the prior written consent of Chelsea, which Chelsea agrees to respond to within five business days after receipt, apply any security deposit to rent due from any Tenant. Nothing contained herein shall restrict the right of WCC to grant month-to-month extensions of existing Tenant Leases in the ordinary course of business at market rates, nor shall anything herein restrict the right of WCC to enter into Operating Agreements in the ordinary course of business so long as such Operating Agreements can be terminated, without penalty or payment by WCC upon thirty days or less notice.

          (l) Pay in full, prior to the Closing, or at Chelsea's option, deposit with Chelsea, all then due brokerage commissions, tenant improvement allowances and reimbursements or other charges which may be due and owing under Tenant Leases, notwithstanding that the same may be paid in future installments subsequent to the Closing.

          (m) Use its best efforts to obtain estoppel certificates in form and substance satisfactory to WCC and Chelsea (the "Tenant Estoppel Certificates"), from each of the Tenants leasing space at the Property. WCC shall deliver the original executed Tenant Estoppel Certificates to Chelsea as they are received. WCC shall, as a condition to Closing, be required to deliver such estoppel certificates from only those Tenants listed on SCHEDULE 8.2(m) annexed hereto and made a part hereof. If this condition is not satisfied by the Closing or waived by Chelsea at the Closing, then WCC or Chelsea shall have the right to terminate this Agreement and none of the parties hereto shall have any further rights, obligations or liabilities under this Agreement.

          (n) Promptly cure and remove any Violations, except for corrective action required for ADA violations, which will be Chelsea's responsibility. If, after using its best efforts, WCC has not been able to cure and remove any such Violation prior to the Closing Date, WCC shall pay Chelsea, at the Closing, the amount required to cure and remove any such Violation, as estimated by a licensed contractor, architect or professional engineer reasonably approved by Chelsea.

          (o) Perform and complete (i) the improvement work in accordance with the plans and specifications previously approved by Chelsea for the 14 Kiosks which were included in the projections furnished by WCC to Chelsea and (ii) the relocation of Benetton, Van's and Jockey into spaces in the Property as previously reported by WCC to Chelsea.

          (p) Shall not, without the prior written consent of Chelsea, which Chelsea agrees to respond to within five business days after receipt:

                           (i)  change its governing instruments;
                           (ii) guarantee or agree to guarantee the obligations of others;
                           (iii) make any capital expenditure or commit itself to make any capital expenditure;
                           (iv)  increase the compensation of any employee;
                           (v) enter into any Contract except as otherwise provided above;
                           (vi)  waive any rights of value;
                           (vii) sell, lease, encumber or otherwise dispose of any assets; or
                           (viii)  without limiting any of the foregoing,
take or refrain from taking any action the result of which would render any representation or warranty made to Chelsea in or in connection with this Agreement inaccurate in any material respect when deemed made on and as of the Closing Date.

          8.3. WCC'S OBLIGATIONS. From the date hereof to the Closing, WCC shall
(a) comply with its obligations set forth in Section 8.2, and (b) use its best efforts to preserve its business organization intact, keep available to Chelsea the services of present manager of the Property and preserve for Chelsea the present relationship between the Property on the one hand and its tenants, suppliers, customers and others having business relations with it on the other. WCC shall perform all obligations which, pursuant to this Agreement, are required to be performed by WCC on or prior to the Closing Date.

          8.4. OTHER TRANSACTIONS. WCC will not, and will use its best efforts to cause the directors, officers, employees, agents and Affiliates of WCC not to, directly or indirectly, through any employees, representatives or otherwise
(a) solicit, initiate or encourage submission of proposals or offers from any person or entity relating to the acquisition of all or any part of the Property, whether through any lease, acquisition of stock, partnership interests or assets or a merger (collectively, "Purchase Proposal") or (b) participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage, a Purchase Proposal.

          8.5. CONSENTS. WCC shall obtain in writing, prior to the Closing, all consents, approvals, waivers, authorizations and orders (collectively, "Consents") and Licenses necessary or reasonably required in order to permit it to effectuate this Agreement and to consummate the transactions contemplated hereby. All such Consents will be in writing and copies thereof will be delivered to Chelsea promptly after WCC's receipt thereof but no later than immediately prior to Closing.

          8.6. PUBLIC ANNOUNCEMENTS. WCC and Chelsea agree that they will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any press release or make any public statement prior to such consultation, except as may be required by law.

          8.7. NOTIFICATION. The Partnerships shall give Chelsea prompt written notice of (i) the existence of any fact or the occurrence of any event which constitutes, or with the giving of notice or the passage of time or both would constitute, a breach of any representation or warranty of the Partnerships made herein or pursuant hereto and (ii) the taking of any action by the Partnerships that would, in any material respect, breach or violate, or constitute a default under, any agreement or covenant of either Partnership made herein or pursuant hereto. The giving of any such notice shall not affect, modify or limit in any way any representation, warranty, agreement or covenant of either Partnership made herein or pursuant hereto or Chelsea's right to rely thereon.

          8.8. AMENDMENT OF CHELSEA'S LIMITED PARTNERSHIP AGREEMENT. Chelsea shall effect an amendment to the Agreement of Limited Partnership Agreement of Chelsea (the "Amended Limited Partnership Agreement"), to WCC's reasonable satisfaction, to create the Special Units and to allow for such Special Units to be issued to Halawa at the Closing. Halawa shall become a party to the Amended Limited Partnership Agreement effective on the Closing Date. To the extent necessary, Chelsea shall obtain the consent of its lenders under its credit agreement to such amendment to the Limited Partnership Agreement and to the issuance of the Special Units to Halawa.

          8.9. CREATION OF INDEMNITIES AND GUARANTEES. Chelsea will reasonably cooperate with WCC in allowing for the indemnity referred to in Section 10.5 to be created and put in place so the same shall become effective on the Closing Date.

          SECTION 9. CONDITIONS OF CHELSEA'S OBLIGATIONS TO CLOSE. The obligations of Chelsea under this Agreement are, at the option of Chelsea, subject to the conditions set forth below, which conditions may be waived by Chelsea without releasing or waiving any of its rights hereunder.

          9.1. AGREEMENT AND CONDITIONS. On or before the Closing Date, the Partnerships shall have, in all material respects, complied with and duly performed all agreements and conditions on their part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

          9.2. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Partnerships contained in this Agreement, or otherwise made in writing in connection with the transactions contemplated hereby, shall be true and correct, in all material respects, on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

          9.3. OPINION OF COUNSEL. Chelsea shall have received an opinion of Goodsill Anderson Quinn & Stifel, counsel for WCC, dated as of the Closing Date, in form and substance reasonably satisfactory to counsel to WCC and Chelsea.

          9.4. NO LEGAL PROCEEDING. No Action by a Governmental Authority shall have been instituted to restrain or prohibit the acquisition by Chelsea, or the conveyance by Halawa, of the Property, and on the Closing Date there will be no Actions pending against or affecting the Property which involve a demand for any judgment or liability, not covered by insurance, and which may result in any material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of the Property.

          9.5. DELIVERIES. Chelsea shall have received the deliveries to be made by the Partnerships pursuant to Section 11.

          9.6. CONSENTS AND APPROVALS. The Partnerships shall have (a) delivered to Chelsea all Consents required to be obtained in connection with this Agreement and (b) obtained all approvals under any Laws required to be obtained in connection with this Agreement. In addition, ERS and Bank of Hawaii shall have delivered to Chelsea letters confirming the pay-off amounts on the Loans and their commitment to release their respective mortgages upon Chelsea's payment of the pay-off amounts.

          9.7. WCC NON-COMPETE. WCC and its partners (including Richard W. Gushman) shall have entered into a non-competition agreement with Chelsea in form and substance mutually acceptable to the parties.

          9.8. REPAIRS. WCC shall have fulfilled its obligations referred to in
Section 8.2(o).

          9.9. MANAGEMENT AGREEMENTS. Chelsea shall have entered into a shared services agreement with DMG Group, Inc. or its Affiliate in form and substance satisfactory to Chelsea under which the Property shall have the continuing benefit of the Waikele Trolley Agreement in accordance with its terms and the use of common facilities (including the off-site parking) and Chelsea will share in such costs. The existing management agreement with DGM Group, Inc. and the existing management services agreement with Monroe & Friedlander Management, Inc. shall have been terminated without cost to Chelsea.

          9.10. OFF-SITE PARKING. The Property shall have continuing rights to use the off-site employee parking facilities located under Tax Map Keys No.
(1)9-4-2-24 and (1)9-4-96-149, together with appurtenant easements (which are the facilities presently being utilized), and Chelsea shall share in such costs.

          9.11. COMMERCIAL ASSOCIATION. WCC shall have complied in all respects with the requirements set forth in Article VI of the Development Agreement.

          9.12. MATERIAL CHANGES. There shall not have been any material adverse change (a) in the gross sales at the Property, (b) in the cash flow projections provided by WCC to Chelsea or (c) in the operations or financial condition of the Property. The Kiosks which were included in the 1997 11 Year Cash Flow Projection dated November 15, 1996 (the "Projections") furnished to Chelsea shall be operating and paying an aggregate monthly rent as of April 1, 1997 of no less than $13,100 per month, which is the "Projected Rent" shown in the Projections. If this is not the situation, then Chelsea shall nonetheless proceed to close the transaction and WCC shall pay to Chelsea, from time to time after the Closing, the rent equal to the difference between the Projected Rents and the rents actually received therefrom until (i) all of the 14 Kiosks are rented and occupied under lease agreements approved by Chelsea or (ii) the actual rents from the 14 Kiosks either equal or exceed the Projected Rents as measured over a two month period, whichever subpart (i) or (ii) first occurs. Chelsea understands and agrees that two of the 14 Kiosks initially may not be used for income producing purposes; one may be used as a concierge station and the other as a customer convenience station.

          SECTION 10. CONDITIONS OF THE PARTNERSHIPS' OBLIGATIONS TO CLOSE. The obligations of the Partnerships under this Agreement are, at the option of the Partnerships, subject to the following express conditions, which conditions may be waived by the Partnerships without releasing or waiving any of their rights hereunder.

          10.1. AGREEMENTS AND CONDITIONS. On or before the Closing Date, Chelsea shall have, in all material respects, complied with and duly performed all of the agreements and conditions on its part required to be complied with or performed pursuant to this Agreement on or before the Closing Date.

          10.2. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Chelsea contained in this Agreement shall be true and correct, in all material respects, on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing date.

          10.3. OPINION OF COUNSEL. WCC shall have received an opinion of Stroock & Stroock & Lavan LLP, counsel for Chelsea, dated the Closing Date, in form and substance reasonably satisfactory to counsel for WCC and Chelsea.

          10.4. NO LEGAL PROCEEDING. No Action by a Governmental Authority shall have been instituted to restrain or prohibit the acquisition by Chelsea, or the conveyance by Halawa, of the Property.

          10.5. GUARANTEES OF INDEBTEDNESS. At the Closing, indemnities will become effective which allow Halawa to indemnify Chelsea GCA Realty, Inc. as a guarantor against $18.0 million of indebtedness of Chelsea, on a last loss basis. After the Closing, a new indemnity will become effective which will allow Halawa to indemnify Chelsea GCA Realty, Inc. as a guarantor for up to $4.5 million of debt incurred by Chelsea to finance the Distribution to Halawa, on a last loss basis. The indemnities shall be in form reasonably acceptable to Halawa and Chelsea. At such time, upon Halawa's request, Chelsea GCA Realty, Inc. will agree to reduce the indemnity with respect to the initial $18.0 million indemnity by an amount equal to Halawa's indemnity under the second loan made to finance the Distribution to Halawa. The indemnity agreement will provide for its extension, continuation or renewal should the underlying Chelsea debt be extended, refinanced or otherwise modified and give the indemnitor the right to directly guaranty the loan up to the respective amounts set forth in this section should Chelsea GCA Realty, Inc. not be required to provide a guaranty of the underlying Chelsea debt.

          10.6. AMENDMENT OF CHELSEA'S LIMITED PARTNERSHIP AGREEMENT. Chelsea shall have effected the Amended Limited Partnership Agreement as provided for under Section 8.8 hereof.

          SECTION 11. CLOSING DELIVERIES OF THE PARTNERSHIPS. At the Closing, the Partnerships shall execute, acknowledge where appropriate, and/or deliver to Chelsea the following:

          11.1. OPINION OF COUNSEL. The opinion of counsel for WCC described in
Section 9.3 hereof.

          11.2. DEED. Warranty deed to the Property containing customary covenants conveying good and marketable fee simple absolute title to the Property to Chelsea from Halawa, free and clear of all Liens, other than Permitted Encumbrances.

          11.3. BILL OF SALE. A bill of sale from Halawa to Chelsea conveying good and marketable title to all Personalty to Chelsea, containing a warranty that such Personalty is free and clear of all Liens.

          11.4. ASSIGNMENTS. Assignment Agreements or Agreements assigning to Chelsea all Tenant Leases, Operating Agreements, Documents, Licenses, Name and Residual Rights from Halawa.

          11.5. CONSENTS. All Consents required in connection with the execution and delivery of this Agreement and the transactions contemplated hereby.

          11.6. GOOD STANDING CERTIFICATES. Good standing certificate (or analogous documents) with respect to the Partnerships from the State of Hawaii, Department of Commerce and Consumer Affairs, dated not more than 45 days prior to the Closing Date.

          11.7. TITLE. The Title Policy, dated as of the date of the Closing.

          11.8. FIRPTA AFFIDAVIT. The affidavit referred to in Section 1445 of the Code with all pertinent information confirming that Halawa is not a foreign person, trust, estate, corporation or partnership.

          11.9. DOCUMENTS. All documents in the possession of the Partnerships or the managing agent of the Property relating to the operation of the Property shall be delivered to Chelsea or its managing agent at the Premises.

          11.10. TENANT LEASES. To the extent in the possession of WCC, ink-signed originals of all of the Tenant Leases, or, to the extent the original is unavailable, duplicate originals with a certificate executed by WCC warranting the authenticity of such duplicate original.

          11.11. OPERATING AGREEMENTS. The list of Operating Agreements, updated as of the Closing Date duly executed by WCC to certify its accuracy. Ink-signed originals of all Operating Agreements listed on SCHEDULE 6.22, or, to the extent the original is unavailable, duplicate originals with a certificate executed by WCC warranting the authenticity of such duplicate original.

          11.12. LICENSES. Originals of all Licenses, or the best copies available to WCC, of all Licenses.

          11.13. TENANT ESTOPPEL CERTIFICATES. Originals of all Tenant Estoppel Certificates not previously delivered to Chelsea from those Tenants listed on
Schedule 8.2(m).

          11.14. AUTHORITY OF THE PARTNERSHIPS. Resolutions adopted by and signed by the respective partners of the Partnerships confirming the respective Partnership's authority and authorization to enter into the transactions contemplated hereby, and designating the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of any entity to act for and bind such entity, as may be reasonably required by Chelsea.

          11.15. THE RENT ROLL. The Rent Roll, updated as of the Closing Date duly executed by WCC to certify its accuracy.

          11.16. UPDATED SCHEDULES. SCHEDULES 6.6, 6.8, 6.14, 6.18, 6.23(B),
6.23(C), 6.23(D), 6.23(E) AND 6.25, updated as of the Closing Date, duly executed by WCC to certify their accuracy.

          11.17. PAY-OFF LETTERS. Letters from ERS and the Bank of Hawaii stating the pay-off amounts necessary to satisfy the Loans.

          11.18. MASTER COMMERCIAL DECLARATION. All the documents and declarations required pursuant to Article VI of the Development Agreement.

          11.19. CONVEYANCE TAX CERTIFICATE. The State of Hawaii Department of Taxation Conveyance Tax Certificate, duly executed.

          11.20. HARPTA CERTIFICATE. The State of Hawaii Department of Taxation Certification For Exemption From The Withholding Of Tax On The Disposition Of Hawaii Real Property.

          11.21. OTHER DOCUMENTS AND DELIVERIES. Such other documents, instruments and deliveries customarily delivered by sellers of property similar to the Property in Honolulu, Hawaii.

          SECTION 12. DELIVERIES OF CHELSEA ON THE CLOSING Date. Chelsea agrees on the Closing Date to deliver to Halawa the following:

          12.1. CONSIDERATION. Special Units and other consideration to be delivered pursuant to Section 3.1 hereof.

          12.2. OPINION OF COUNSEL. The opinion of counsel for Chelsea described in SECTION 10.3 hereof.

          12.3. GOOD STANDING CERTIFICATE. Good standing certificate with respect to Chelsea from the Secretary of State of Delaware dated not earlier than 45 days prior to the Closing Date.

          12.4. TAX CERTIFICATE. The State of Hawaii Department of Taxation Conveyance Tax Certificate, duly executed.

          12.5. DEED AND ASSIGNMENTS. The deed and Assignment Agreements referred to in Sections 11.2 and 11.4 hereof.

          SECTION 13. COVENANTS AFTER CLOSING.

          13.1. FURTHER ASSURANCES. Each party agrees at any time and from time to time after the Closing Date, upon the request of the other party, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, powers of attorney and assurances as may be required to carry out the terms and conditions of this Agreement.

          13.2. DISTRIBUTION. Immediately after the Closing, Chelsea will make the Distribution to the holders of Special Units.

          13.3. ACCOUNTANTS REPORTS. WCC will provide, as necessary, an appropriate management representation letter to Chelsea's independent public accountants, in form and substance satisfactory to WCC and Chelsea.

          13.4. EXCLUSIVE USE RIGHTS. Chelsea acknowledges that the Property will be conveyed to it subject to exclusive use rights in favor of Eagle Hardware & Garden, Inc. and M & B Pets, Inc., dba Pets Discount, as disclosed in
Schedule 6.23(1) attached hereto, and Chelsea agrees, for itself and its successors as owner of the Property, that it shall not take, perform or allow any action or condition upon the Property after Closing which would result in a breach of said exclusive rights. Chelsea further agrees that any conveyance of the Property (or any interest therein or portion thereof) after Closing shall include a covenant by the transferee to observe and respect said exclusive use rights, so long as said exclusive use rights remain in effect. The provisions of this Section 13.4 shall survive the Closing, and in the event of any breach of said exclusive use rights with respect to the Property after the Closing Date, Chelsea shall, in accordance with the provisions of Section 14.3 below, indemnify and hold the Partnerships harmless from and against any Damages which the Partnerships may sustain as a result of such breach.

          SECTION 14. INDEMNIFICATION.

          14.1. INDEMNIFICATION BY WCC. From and after the Closing, WCC agrees to indemnify Chelsea against and hold it harmless from any and all Damages which Chelsea may sustain at any time by reason of (a) the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, conditions, covenants or agreements of WCC contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith, or arising out of the consummation of the transactions contemplated hereby, (b) any Liability or claim under any Environmental Laws relating to any event, action or failure to act which occurred prior to the Closing Date, (c) any Liability or claim caused by any preexisting condition within any of the interior tenant spaces of any Building or any Personalty located therein which, after the Closing Date, is found to be in violation of any air quality or air health standards under any Laws in effect as of the Closing Date or causes injury to any persons, and any Damages resulting therefrom which may arise after the Closing Date, provided, however, that with respect to the matters referenced in this subclause (c), WCC's indemnity shall extend for a period of two years after the Closing and shall only cover Damages caused by such a preexisting condition as claimed within this two year period of time, (d) any Taxes accrued or incurred prior to the Closing Date or relating to periods prior to the Closing Date, (e) any Liability incurred by WCC relating to the execution, delivery and consummation by WCC of this Agreement and the transactions contemplated hereby, including, without limitation, any and all Taxes incurred by WCC, or (f) the operations of the Property prior to the Closing Date, including any services rendered or actions taken by either of the Partnerships or their agents or misapplication of security deposits and monetary damages or awards (including attorneys fees and expenses) arising out of the Actions set forth on SCHEDULE 6.8.

          14.2. INDEMNIFICATION BY HALAWA. From and after the Closing, Halawa agrees to indemnify Chelsea against and hold it harmless from any and all Damages which Chelsea may sustain at any time by reason of the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, conditions, covenants or agreements of Halawa contained in this Agreement or in any agreement or document executed and delivered by Halawa pursuant hereto or in connection herewith, or arising out of the consummation of the transactions contemplated hereby.

          14.3. INDEMNIFICATION BY CHELSEA. From and after the Closing, Chelsea agrees to indemnify and hold the Partnerships harmless from and against (a) any and all Damages which the Partnerships may sustain at any time by reason of the breach or inaccuracy of or failure to comply with any warranties, representations, conditions, covenants or agreements of Chelsea contained in this Agreement or in any agreement, certificate or document delivered pursuant to or in connection with this Agreement or arising out of the closing of the transactions contemplated hereby and (b) the operations of the Property from and after the Closing Date, other than as the result of conditions existing at, or arising prior to, the Closing Date, including any Liability or claim under any Environmental Laws relating to any event, action or failure to act relating to an event which occurs after the Closing Date; provided, such Liability or claim results solely from the initial introduction and initial release of Hazardous Substances by Chelsea or its officers, employees, agents, tenants or business invitees.

          14.4. PROCEDURES FOR INDEMNIFICATION. In the event that any claim is asserted against any party hereto, or any party hereto is made a party defendant in any action or proceeding, and such claim, action or proceeding involves a matter which is the subject of this indemnification, then such party (an "Indemnified Party") shall give written notice to the other party hereto (the "Indemnifying Party") of such claim, action or proceeding, and such Indemnifying Party shall have the right to join in the defense of said claim, action or proceeding at such Indemnifying Party's own cost and expense and, if the Indemnifying Party agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken, then at the option of the Indemnifying Party, such Indemnifying Party may take over the defense of such claim, action or proceeding, except that, in such case, the Indemnified Party shall have the right to join in the defense of said claim, action or proceeding at its own cost and expense.

          SECTION 15. SURVIVAL OF REPRESENTATIONS.

          The parties hereto agree that except as otherwise specifically provided in the Agreement all representations, warranties, covenants, indemnifications, conditions and agreements contained herein or in any instrument or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and any investigation or audit made by any party hereto but for no longer than two years after the Closing Date.

          SECTION 16. FEES AND DISBURSEMENTS.

          Except as otherwise specifically set forth herein, each party shall be responsible for its own costs, legal fees and expenses incurred in connection with this Agreement; provided, however, that WCC shall pay all costs associated with conveying the Property to Halawa, including, but not limited to, conveyance and transfer taxes, deed taxes, and recording charges and fees. Chelsea shall pay the costs of conveying the Property from Halawa to Chelsea, including, but not limited to, conveyance and transfer taxes, deed taxes, recording charges and fees and the cost of the Title Policy to be issued in Chelsea's name. No part of the fees and disbursements of the counsel, accountants or auditors retained by the Partnerships in connection with the negotiation, preparation, execution and performance of this Agreement shall be paid or assumed by Chelsea, it being the intent of the parties that WCC shall be solely responsible for such fees.

          SECTION 17. NO BROKER.

          Chelsea, on the one hand, and the Partnerships jointly and severally, on the other hand, each represents to the other that no broker or finder has been involved with any of the transactions relating to this Agreement, except for Robert Frommer, who was retained by Chelsea. Chelsea shall have the sole responsibility for any broker's or finder's fees due to Mr. Frommer in connection with the transactions contemplated by this Agreement and shall indemnify and hold the Partnerships harmless therefrom. In the event of a claim by any other broker or finder that such broker or finder represented or was retained by the Partnerships, on the one hand, or Chelsea, on the other hand, in connection herewith, the Partnerships or Chelsea, as the case may be, agrees to indemnify and hold the other harmless from and against any and all Damages which may be incurred in connection with such claim.

          SECTION 18. NOTICES.

          All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when hand delivered, when received if sent by telecopier or by same day or overnight recognized commercial courier service, or three business days after being mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope, addressed to the address of the parties stated below or to such changed address as such party may have fixed by notice:

         To WCC:             WCC Associates
                             700 Bishop Street
                             Honolulu, Hawaii 96813
                             Attention: Richard W. Gushman, II
                             Telecopier: 808-536-2400

                                   - copy to -

                             Goodsill Anderson Quinn & Stifel
                             Alii Place, Suite 1800
                             1099 Alakea Street
                             Honolulu, Hawaii 96813
                             Attention: Ronald H. W. Lum
                             Telecopier: 808-547-5880

         To Halawa:          KM Halawa Partners
                             Suite 1050, Pauahi Tower
                             1001 Bishop Street
                             Honolulu, Hawaii 96813

         To Chelsea:         Chelsea GCA Realty Partnership, L.P.
                             103 Eisenhower Parkway
                             Roseland, New Jersey 07068
                             Attention:  President
                             Telecopier: 201-228-3891

                                   - copy to -

                             Stroock & Stroock & Lavan LLP
                             180 Maiden Lane
                             New York, New York 10038-4982
                             Attention: Martin H. Neidell
                             Telecopier: 212-806-6006

provided, that any notice of change of address shall be effective only upon receipt.

          SECTION 19. APPORTIONMENTS. (a) Except as expressly set forth herein to the contrary in this Section 19, all items of income and expense at the Property shall be apportioned between Halawa and Chelsea on a per diem basis as of 11:59 P.M. of the Closing Date, in a manner customary for closings of commercial real estate in Honolulu, Hawaii, in accordance with the procedures set forth on SCHEDULE 19 annexed hereto and made a part hereof. Real estate taxes shall be prorated and resolved through escrow.

          (b) WCC shall maintain and make reasonably available to Chelsea copies of any books or records necessary for the retroactive adjustment of any item pursuant to clause (b) of this Section.

          (c) The Partnerships are not obligated to pay to Chelsea any funds representing the security deposits previously paid by Tenants and Chelsea shall assume all liability with respect thereto. Chelsea shall not be entitled to any credit or offset against the Partnerships on account of the assumption of the security deposit liability.

          (d) Notwithstanding any provision in this Agreement to the contrary, the obligations and rights of the parties set forth in this Section 19 shall survive the Closing without limitation.

          SECTION 20. DEFAULT.

          20.1. PARTNERSHIPS' DEFAULT. If the Partnerships shall default in performance of their obligations under this Agreement, then, in addition to all other legal remedies available to Chelsea by reason of their default, Chelsea shall be entitled to (a) the return of the Escrow Deposit, together with all accrued interest thereon, and all other sums, if any, paid on account of this Agreement, (b) payment by WCC of all costs incurred by Chelsea in connection with this transaction, including, without limitation, Chelsea's legal fees and disbursements and costs incurred in connection with Chelsea's due diligence and
(c) the right to obtain specific performance of the Partnerships' obligations hereunder and injunctive relief, it being agreed by the parties hereto that the Property is unique.

          20.2. CHELSEA'S DEFAULT. If Chelsea shall default in performance of its obligations under this Agreement, the sole right of the Partnerships shall be to retain the Escrow Deposit, and all interest accrued thereon, as liquidated damages, such amount being fixed as such by reason of the fact that the actual damages to be suffered by the Partnerships in such event are in their nature uncertain and unascertainable with exactness. The Partnerships shall not seek or obtain any money or other judgment against Chelsea or any disclosed or undisclosed partner, principal, officer or employee of Chelsea or against the assets or estate of Chelsea or any of the foregoing persons.

          SECTION 21. MISCELLANEOUS.

          21.1. ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto, sets forth the entire agreement and understanding between the parties and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof, and no party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date on or subsequent to the date hereof duly set forth in writing signed by each party which is to be bound thereby. Unless otherwise expressly defined, terms defined in this Agreement shall have the same meanings when used in any Exhibit or Schedule and terms defined in any Exhibit or Schedule shall have the same meanings when used in this Agreement or in any other Exhibit or Schedule. This Agreement (including the Exhibits and Schedules hereto) shall not be changed, modified or amended except by a writing signed by each party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to be charged.

          21.2. GOVERNING LAW. THIS AGREEMENT AND ITS VALIDITY, CONSTRUCTION AND PERFORMANCE SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF HAWAII, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

          21.3. BENEFIT OF PARTIES; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Agreement may not be assigned by the Partnerships except with the prior written consent of Chelsea. Nothing herein contained shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement.

          21.4. PRONOUNS. Whenever the context requires, the use in this Agreement of a pronoun of any gender shall be deemed to refer also to any other gender, and the use of the singular shall be deemed to refer also to the plural.

          21.5. HEADINGS. The headings in the sections, paragraphs, Schedules and Exhibits of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. The words "herein," "hereof," "hereto" and "hereunder," and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

          21.6. CONSTRUCTION. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto. Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation hereof. Each party has been represented by independent counsel in connection with this Agreement. For purposes of construction of this Agreement, provisions which are deleted or crossed out shall be treated as if never included herein.

          21.7. PARTIAL INVALIDITY. If any provision of this Agreement is held to be invalid or unenforceable as against any person or under certain circumstances, the remainder of this Agreement and the applicability of such provision to other persons or circumstances shall not be affected thereby. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          21.8. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute but one and the same instrument. This Agreement may be executed by facsimile which shall be deemed an original for all purposes. In the event this Agreement is executed by the exchange of facsimile copies, the parties agree to exchange ink-signed counterparts promptly after the execution and delivery of this Agreement.

                  21.9. WAIVER. No failure or delay of any party in the exercise of any right given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right, or satisfaction of such condition, has expired) shall constitute a waiver of any other or further right nor shall any single or partial exercise of any right preclude other or further exercise thereof or any other right. The waiver of any breach hereunder shall not be deemed to be waiver of any other or any subsequent breach hereof.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.


                                 CHELSEA GCA REALTY PARTNERSHIP, L.P.

                                 By: Chelsea GCA Realty, Inc.,
                                     its General Partner

                                 By:/s/ _______________________



                                 WCC Associates
                                    By: WRWG,
                                        its general partner


                                 By: /s/ ________________________

                                 KM Halawa Partners
                                 By:      Poseiden Properties, Inc.,
                                          its general partner


                                 By:/s/ ____________________________